VoIP, Inc. Responds To Shareholder Inquiries Regarding
Annual Meeting of Shareholders

ORLANDO, Fla.--(BUSINESS WIRE)--VoIP, Inc. (OTCBB:VOII) responded today to shareholder inquiries surrounding voting procedures for its Annual Meeting of Shareholders scheduled for Friday, March 16th, at 10 a.m. EDT at the Holiday Inn, 230 W. State Road 436, Altamonte Springs, Florida 32714. Due to the high number of shareholder inquiries, the Company outlined today how shareholders who owned the Company’s stock as of January 16, 2007, the Record Date, could vote.

Shareholders who own the shares directly and who have the Company’s common stock listed in their own name can either vote by proxy using their proxy ballot card, or in person at the Shareholder’s Meeting.  Shareholders who do not have a proxy ballot card (or their proxy materials), can fax a request to the attention of Robert Staats at (407) 389-3233, along with their e-mail address (preferred) or fax number, and the Company will e-mail or fax them the requested materials. Shareholders who elect to vote by proxy should print “VoIP, Inc.” and the name of the registered shareholder in the proxy ballot box to the left of the signature area, complete and sign the proxy ballot, and fax both sides to Mr. Staats, or to Securities Transfer Corporation at (469) 633-0088 no later than Thursday, March 15th.

Shareholders who own shares through their broker (in “Street Name”) can only vote through their brokers.  They cannot vote in person at the shareholder meeting.  If they have not received their proxy materials, they should contact Mr. Staats via fax at (407) 389-3233.  Then they need to call their broker and ask for the specific procedures to allow their vote to be recorded, since individual broker’s “late voting” procedures may vary.  If their broker cannot help them, the shareholder may need to ask their broker for the name and phone number of the clearing agent the broker uses and contact the clearing agent to vote.

About VoIP, Inc.

VoIP, Inc. is a leading provider of turnkey Voice over Internet Protocol (VoIP) communications solutions for service providers, resellers and consumers worldwide. The company is also a certified Competitive Local Exchange Carrier (CLEC) and Inter Exchange Carrier (IXC). Through its wholly owned subsidiary, VoiceOne Communications, LLC, the Company provides a comprehensive portfolio of advanced telecommunications technologies, enhanced services, broadband products, and fulfillment services to the VoIP and related communications industries. Current and targeted customers include IXCs, CLECs, Internet Telephony and Conventional Telephony Service Providers (ISPs and ITSPs), cable operators and other VoIP Service Providers in the United States and countries around the world. The Company enables these customers to expand their product/service offerings by providing VoIP's nationwide Multi-Protocol Label Switching (MPLS) and other services such as voice termination/origination, e911 emergency call service for VoIP, CALEA, Broadband Voice, IP Centrex and other advanced communications services and technologies. For information on VoIP, Inc. please visit the company's web site: http://www.voipinc.com.

Contact:
CEOcast, Inc. for VoIP, Inc.
Investor Relations:
Andrew Hellman, 212-732-4300
adhellman@ceocast.com
or
HighTech PR, Inc. for VoIP, Inc.
Media:
Tammy Snook, 407-667-9355
tammysnook@hightechpr.net